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Exhibit 21 - Subsidiaries of Alternative Resources Corporation

Alternative Resources Corporation Subsidiaries


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

Name                     State of Incorporation
----                     -----------------------

ARC Service, Inc.        Delaware

ARC Solutions, Inc.      Delaware

ARC Midholding, Inc.     Delaware
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